Exhibit 10.2

DISTRIBUTION AGREEMENT

BY AND BETWEEN

VERIZON COMMUNICATIONS INC.

AND

NORTHERN NEW ENGLAND SPINCO INC.

DATED AS OF JANUARY 15, 2007

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this “Agreement”), dated as of January 15, 2007, by and between Verizon Communications Inc., a Delaware corporation (“Verizon”), and Northern New England Spinco Inc., a Delaware corporation (“Spinco”).

RECITALS

WHEREAS, Spinco is a newly-formed, wholly-owned, direct Subsidiary of Verizon;

WHEREAS, Verizon, Spinco and FairPoint Communications, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may be amended from time to time the “Merger Agreement”), pursuant to which, at the Effective Time (as defined in the Merger Agreement), Spinco will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, this Agreement and the other Transaction Agreements (as defined herein) set forth certain transactions that are conditions to consummation of the Merger;

WHEREAS, prior to the Distribution (as defined herein) upon the terms and subject to the conditions set forth in this Agreement, Verizon will, pursuant to a series of restructuring transactions that will occur prior to the Distribution, (a)  transfer or cause to be transferred by one or more of its Subsidiaries to the Non-ILEC Spinco Subsidiary (as defined herein) all of the ILEC Spinco Assets (as defined herein), such transfer to be subject to the assumption by such entity of the Non-ILEC Spinco Liabilities (as defined herein) and (b)  transfer or cause to be transferred by Verizon New England Inc., a New York corporation (“Verizon New England”) to the ILEC Spinco Subsidiary (as defined herein) all of the ILEC Spinco Assets (as defined herein), subject to the assumption by such entity of the ILEC Spinco Liabilities (as defined herein), and shall transfer the ILEC Spinco Subsidiary (after receiving its stock from its Subsidiaries in a series of internal distributions) to Spinco;

WHEREAS, in exchange for the transfers to the Spinco Subsidiaries contemplated by the immediately preceding recital, Spinco will upon the terms and subject to the conditions set forth in this Agreement (a) distribute to Verizon the Spinco

Securities (as defined herein) and (b) pay to Verizon the Special Dividend (as defined herein), all upon the terms and subject to the conditions set forth herein (the transactions described in this recital and in the immediately preceding recital, collectively, the “Contribution”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Verizon will distribute (the “Distribution”) all of the issued and outstanding shares of common stock, par value $.10 per share, of Spinco (“Spinco Common Stock”) to the holders as of the Record Date (as defined herein) of the outstanding shares of common stock, par value $.10 per share, of Verizon (“Verizon Common Stock”) and, to the extent applicable, to such persons who received Verizon Common Stock pursuant to the exercise of Record Date Options (as defined below);

WHEREAS, the parties to this Agreement intend that (i) the First Internal Spinoff (as defined in the Merger Agreement) qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (ii) the Second Internal Spinoff (as defined in the Merger Agreement) qualify as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (iii) the Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (iv) the Distribution qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code, (v) no gain or loss be recognized by Verizon for federal income tax purposes in connection with the receipt of the Spinco Securities (as defined herein) or the consummation of the Debt Exchange (as defined herein); (vi) the Special Dividend qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon distributes the Special Dividend to its creditors and/or shareholders in connection with the Contribution, (vii) the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code; and (viii) no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of Verizon, Spinco, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares); and

WHEREAS, the parties to this Agreement intend that throughout the internal restructurings taken in contemplation of this Agreement, including the Internal Spinoffs (as defined in the Merger Agreement), Internal Restructurings (as defined in the Merger Agreement), the Contribution, and the Distribution, the Spinco Employees shall maintain uninterrupted continuity of employment, compensation and benefits, and also for union represented employees, uninterrupted continuity of representation for purposes of collective bargaining and uninterrupted continuity of coverage under their collective bargaining agreements, as described in the Employee Matters Agreement.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             General.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person.  The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, (i) from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group and (ii) none of Cellco Partnership or any of its Subsidiaries shall be deemed Affiliates or Subsidiaries of Verizon.

“Agent” means the distribution agent agreed upon by Verizon and the Company, to be appointed by Verizon to distribute the shares of Spinco Common Stock pursuant to the Distribution.

“Agreement” has the meaning set forth in the preamble.

“Alternative Financing” has the meaning set forth in the Merger Agreement.

“Applicable Rate” means the three-month LIBOR rate published on Telerate Page 3750 as of 11:00 a.m. London time, on the date which is two days prior to the date such rate is determined, less 10 basis points, such rate to be reset every 90 days.

“Asset” means any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, including the following (in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person):  (i) notes and accounts and notes receivable (whether current or non-current); (ii) Cash and Cash Equivalents, debentures, bonds, notes, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, letters of credit and performance and surety bonds, voting-trust certificates, puts, calls, straddles, options and other securities of any kind, and all loans, advances or other extensions of credit or capital contributions to any other Person; (iii)  rights under leases (including real property leases), contracts, licenses, permits, distribution arrangements, sales and purchase agreements, joint operating agreements, other agreements and business arrangements; (iv) owned real property; (v) leased real property, fixtures, trade fixtures, machinery, equipment (including oil and gas, transportation and office equipment), tools, dies and furniture; (vi) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind, including all antennas, apparatus, cables, electrical devices, fixtures, equipment, furniture, office equipment, broadcast towers, motor vehicles and other transportation equipment, special and general tools, test devices, transmitters and other tangible personal property; (vii) computers and other data processing equipment and software; (viii) raw materials, work-in-process, finished goods, consigned goods and other inventories; (ix) prepayments or prepaid expenses; (x) claims, causes of action, rights under express or implied warranties, rights of recovery and rights of setoff of any kind; (xi) Information; (xii) advertising materials and other printed or written materials; (xiii) goodwill as a going concern and other intangible properties; (xiv) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; (xv) licenses and authorizations issued by any governmental authority; and (xvi) Real Property Interests.

“Backstop Facility Commitment” has the meaning set forth in the Merger Agreement.

“Blended Customer Contracts” means billing and collection Contracts, operator service Contracts, directory assistance Contracts and Contracts with end user customers, in each case to which one of the Contributing Companies or another Subsidiary of Verizon is a party, and in each case which provide for such customers to receive one or more products and/or services that are offered by the Spinco Business as well as one or more products and/or services that are offered by the Verizon Business, other than those Contracts listed on Section 1.1(a) of the Disclosure Letter.

“Business” means the Spinco Business or the Verizon Business, as the case may be.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the City of Charlotte, North Carolina or the City of New York, New York are authorized or obligated by law or executive order to close.

“Cash and Cash Equivalents” means all cash, cash equivalents, including certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof, marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an agency thereof, and investments in money market funds and other liquid investments, including all deposited but uncleared bank deposits.

“Claims Made Policies” has the meaning set forth in Section 7.5(a).

“Closing Date” has the meaning set forth in the Merger Agreement.

“Closing Statement” has the meaning set forth in Section 5.1(a).

“Code” has the meaning set forth in the Recitals.

“Commitment Letter” has the meaning set forth in the Merger Agreement.

“Company” has the meaning set forth in the Recitals.

“Company Consent” means the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

“Contract” means any contract, agreement or binding arrangement or understanding, whether written or oral and whether express or implied.

“Contributing Companies” means Verizon New England, NYNEX Long Distance Company, Bell Atlantic Communications Inc., Verizon Select Services Inc., Verizon Internet Services Inc., and, any Subsidiary of Verizon that employs Continuing Employees (as defined in the Merger Agreement) as of the Closing Date.

“Contribution” has the meaning set forth in the Recitals.

“Current Assets” means total current assets of Spinco and the Spinco Subsidiaries, determined in accordance with the last sentence of Section 5.1(a), as of the opening of business on the Distribution Date.

“Current Liabilities” means the total current liabilities of Spinco and the Spinco Subsidiaries, determined in accordance with the last sentence of Section 5.1(a), as of the opening of business on the Distribution Date, but excluding (i) the current portion of any Indebtedness and excluding all Spinco Debt Expenses and (ii) for the avoidance of doubt, any amounts that are the responsibility of the Surviving Corporation pursuant to Section 11.1 of the Merger Agreement.

“Debt Exchange” has the meaning set forth in Section 2.4(d)

“Disclosure Letter” means the schedule prepared and delivered by Verizon to Spinco as of the date of this Agreement.

“Dispute Resolution Request” has the meaning set forth in Section 5.1(c).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date that the Distribution shall become effective.

“Distribution Date Spinco Indebtedness” means the aggregate amount of Indebtedness of Spinco and its Subsidiaries as of the opening of business on the Distribution Date, calculated pro forma for the Contribution.

“Distribution Date Working Capital” means the amount, if any, by which Current Assets exceeds Current Liabilities (or, if Current Liabilities exceeds Current Assets, the amount of such excess expressed as a negative number) as of the opening of business on the Distribution Date prior to the application of purchase accounting entries to the Company’s opening balance sheet.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Election” has the meaning set forth in Section 2.4(e).

“Employee Matters Agreement” means the Employee Matters Agreement entered into among Verizon, Spinco and the Company on the date hereof, as such agreement may be hereafter amended from time to time.

“Excluded Contract” means (i) any Contract entered into by Verizon or any Subsidiary of Verizon (other than Spinco or a Spinco Subsidiary), on the one hand, with a non-Affiliate of Verizon, on the other hand, which is used or offered in the conduct of the Spinco Business as well as the Verizon Business, other than any Blended Customer Contract and (ii) any Contract entered into solely between or among Verizon and/or Affiliates of Verizon, other than the Transferred Affiliate Arrangements, including, in each case, those Contracts listed in Section 1.1(b) of the Disclosure Letter.

“Final Closing Statement” has the meaning set forth in Section 5.1(c).

“Final Distribution Date Working Capital” has the meaning set forth in Section 5.1(d).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Group” means the Verizon Group or the Spinco Group, as the case may be.

“Idearc Agreements” means the Publishing Agreement, the Non-competition Agreement and the Branding Agreement, each to be entered into between Idearc Media Inc., a Delaware corporation, and Spinco and such Subsidiaries of Spinco as are designated by Verizon prior to the Distribution (in consultation with the Company), each in the form attached hereto as Exhibits A-1, A-2 and A-3.

“Indebtedness” means, with respect to Spinco and the Spinco Subsidiaries, all indebtedness for borrowed money, including the aggregate principal amount thereof, and any accrued interest thereon.

“Identified Persons” has the meaning set forth in the Merger Agreement.

“ILEC” means an incumbent local exchange carrier.

“ILEC Spinco Assets” means Spinco Assets which are subject to regulations applicable to ILECs promulgated by one or more of the State of Vermont Public Service Board, the State of Maine Public Utilities Commission or the New Hampshire Public Utilities Commission.

“ILEC Spinco Liabilities” means Spinco Liabilities that arise from or relate to ILEC Spinco Assets.

“ILEC Spinco Subsidiary” means Northern New England Telephone Operations Inc., a newly formed Delaware corporation.

“Information” means all lists of customers, records pertaining to customers and accounts, copies of Contracts, personnel records, lists and records pertaining to customers, suppliers and agents, and all accounting and other books, records, ledgers, files and business records, data and other information of every kind (whether in paper, microfilm, computer tape or disc, magnetic tape or any other form).

“Intellectual Property Agreement” means the Intellectual Property Agreement to be entered into among Verizon and its Affiliates and Spinco and its Affiliates, in the form of Exhibit B hereto.

“Intellectual Property Assets” means all “Statutory Intellectual Property” and “Non-Statutory Intellectual Property”, as each such term is defined in the Intellectual Property Agreement.

“Leased Real Property” means all leasehold or subleasehold estates and other rights of Verizon or one of its Affiliates to use or occupy any land, buildings or structures located in the Territory and used primarily in the conduct of the Spinco Business, including those listed in Section 1.1(c) of the Disclosure Letter.

“Liability” or “Liabilities” means all debts, liabilities and obligations (including those arising under contracts) whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.  “Liabilities” shall not include (a) any liabilities in respect of any Intellectual Property, (b) any liabilities for or in respect of Taxes, which shall be governed solely by the Tax Sharing Agreement and, to the extent applicable, the Merger Agreement or (c) any liabilities for or in respect of any benefit plans, programs, agreements, and arrangements, which shall be governed exclusively by the Employee Matters Agreement and, to the extent applicable, the Merger Agreement.

“Litigation Matters” means all pending or threatened litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Verizon and/or Spinco (or members of either Group).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“New Financing” has the meaning set forth in the Merger Agreement.

“Non-ILEC Spinco Assets” means Spinco Assets other than ILEC Spinco Assets.

“Non-ILEC Spinco Liabilities” means Spinco Liabilities other than ILEC Spinco Liabilities.

“Non-ILEC Spinco Subsidiary” means Enhanced Communications of Northern New England Inc., a newly-formed Delaware corporation.

“Occurrence Basis Policies” has the meaning set forth in Section 7.5(a).

“Owned Real Property” means all land in the Territory that is owned by Verizon or one of its Affiliates and used primarily in the conduct of the Spinco Business, together with all buildings, structures, improvements and fixtures located thereon, subject to all easements and other rights and interests appurtenant thereto, including those listed in Section 1.1(d) of the Disclosure Letter.

“Person” or “person” means a natural person, corporation, company, partnership, limited partnership, limited liability company, or any other entity, including a Governmental Authority.

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of Verizon and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including but not limited to commercial general liability,  automobile, workers’ compensation, excess and umbrella, aircraft, crime, property and business interruption, directors’ and officers’ liability, fiduciary liability, employment practices liability, errors and omissions, special accident, environmental, inland and marine, and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Privileged Information” means with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

“Real Property Interests” means all easements, rights of way, and licenses (whether as licensee or licensor) in the real property that is used primarily in the conduct of the Spinco Business, and excluding all Owned Real Property and property and interests subject to Real Property Leases.

“Real Property Leases” means all leases, subleases, concessions and other agreements (written or oral) pursuant to which any Leased Real Property is held, including the right to all security deposits and other amounts and instruments deposited thereunder.

“Reclassification” has the meaning set forth in Section 4.2.

“Record Date” means the close of business on the date to be determined by the Board of Directors of Verizon as the record date for determining stockholders of Verizon entitled to participate in the Distribution, which date shall be a Business Day preceding the day of the Effective Time.

“Record Date Options” has the meaning set forth in the Employee Matters Agreement.

“Representative” means with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Special Dividend” means a dividend in an amount to be set forth in a certificate delivered by Verizon to Spinco, with a copy to the Company, no later than 30 days prior to the Distribution Date, which amount shall not exceed Verizon’s estimate of its tax basis in Spinco.

“Spinco” has the meaning set forth in the preamble; provided, that with respect to any period following the Effective Time, all references to Spinco herein shall be deemed to be references to the Surviving Corporation.

“Spinco Assets” means, subject to Section 2.1(c), collectively:

(i) all of the right, title and interest of Verizon and its Subsidiaries in all Assets that are primarily used or held for use in, or that primarily arise from, the conduct of the Spinco Business, including:

(A) those set forth on the Spinco Interim Balance Sheet (after giving effect for this purpose to any exclusion of Assets resulting from application of the principles, methodologies and policies set forth in Section 5.1 of the Disclosure Letter) to the extent held on the Distribution Date;

(B) all Owned Real Property and all Leased Real Property, together with all buildings, towers, facilities and other structures and improvements located thereon;

(C) all Real Property Interests;

(D) Telephone Plant; and

(E) Contracts, including the Contracts listed in Section 1.1(g) of the Disclosure Letter;

(ii) all other Assets of Spinco and the Spinco Subsidiaries to the extent specifically assigned to any member of the Spinco Group pursuant to this Agreement or any other Transaction Agreement;

(iii) the capital stock of each Spinco Subsidiary (it being agreed that the physical certificates representing such capital stock shall be delivered to Spinco at the closing of the Merger by Verizon no later than the Distribution Date);

(iv)  all rights of the Contributing Companies in respect of the Transferred Affiliate Arrangements;

(v) those rights in the Blended Customer Contracts as are allocated to Spinco as contemplated by Section 7.8(e) of the Merger Agreement; and

(vi) any additional Assets set forth on Section 1.1(e) of the Disclosure Letter;

provided, that in no event will Spinco Assets include:

(A) any Intellectual Property Asset (except to the extent specified in a Transaction Agreement);

(B) any Verizon Assets;

(C) any Assets of Verizon Business Global LLC, f/k/a MCI, LLC, which is the successor to the business of MCI, Inc., and direct and indirect subsidiaries of Verizon Business Global LLC;

(D) any Assets of Verizon Network Integration Corp.;

(E) any Assets of Verizon Federal Inc.;

(F) any Assets of Federal Network Systems LLC;

(G) any Assets of Verizon Global Networks Inc.;

(H) any Assets of Verizon Select Services Inc., other than Assets that constitute customer relationships or Contracts that relate solely to the Spinco Business or are referred to in clause (v) above, including, for the avoidance of doubt, the Verizon Select Services Inc. customer relationships managed by Verizon Business Global LLC or its subsidiaries;

(I) any Assets of Cellco Partnership (d/b/a Verizon Wireless); or

(J) any Cash or Cash Equivalents or short term investments except as may be elected by Verizon.

“Spinco Audited Balance Sheet” means the audited Combined Statements of Selected Assets, Selected Liabilities and Parent Funding as of December 31, 2005 for the local exchange businesses and related landline activities of Verizon in the states of Maine, New Hampshire and Vermont (including Internet access, long distance and customer premises equipment services provided to customers in those states).

“Spinco Business” means:

(i) all of the incumbent local exchange carrier business activities and operations of Verizon and its Affiliates in the Territory (consisting of local exchange service, intraLATA toll service, network access service, enhanced voice and data services, DSL services and wholesale services); and

(ii) all of the following activities of Verizon and its Affiliates in the Territory:

(A) consumer and small business switched and dedicated long distance service to customers located in the Territory;

(B) large business switched and dedicated long distance service to customers of Verizon Select Services Inc. located in the Territory;

(C) the delivery by Verizon Internet Services Inc. of dial-up, DSL and fiber to the premises (a/k/a FiOS) data and dedicated internet access services to customers located in the Territory;

(D) customer premise equipment sales, and installation and maintenance services currently offered by Verizon Select Services, Inc. to customers located in the Territory; and

(E) private line service to customers of Verizon Select Services Inc. where the line originates and terminates in the Territory;

provided that, for the avoidance of doubt, “Spinco Business” shall not include any other business activities or operations of Verizon or its Affiliates that may be conducted in the Territory, including, without limitation,

(A) the offering of wireless voice, data and other services by Cellco Partnership (d/b/a Verizon Wireless) and the offering of air-to-ground or rail-to-ground services by Verizon Airfone;

(B) publishing and printing telephone directories and publishing electronic directories;

(C) monitoring, installation, maintenance and repair of data customer premises equipment and software, structured cabling, call center solutions and professional services as provided generally by Verizon Network Integration Corp.;

(D) multi-dwelling unit voice, data and video services as provided generally by Verizon Avenue Corp.;

(E) wireless telecommunications services, customer premises equipment, inside wiring and cabling, and consulting services to or for federal government agencies offered by Federal Network Systems LLC, and customer premises inside wiring and cabling, and consulting services to or for federal government agencies offered by Verizon Federal Inc.;

(F) interstate, intrastate and local exchange services offered by Verizon or its Affiliates (other than the Contributing Companies) consisting primarily of those conducted by them as successors to the business of MCI, Inc.;

(G) monitoring, provision, maintenance and repair of intrastate, interstate and international telecommunications and information services, managed services, internet protocol services, data center services, professional services, hosting services, web infrastructure and application management and other products, services and software provided to government and large business customers as provided generally by Verizon Business Global LLC, f/k/a MCI, LLC, which is the successor to the business of MCI, Inc., or direct and indirect subsidiaries of Verizon Business Global LLC;

(H) consumer and small business CPE services (including DSL modem and router fulfillment) as provided generally by Verizon TeleProducts;

(I) long haul switching, routing, and transmission and other carrier services as provided generally by Verizon Global Networks Inc.;

(J) prepaid card products, payphone dial around services (VSSI-CARD) and dedicated Internet access services as provided generally by Verizon Select Services Inc;

(K) Verizon Voice Over Internet Protocol service as provided generally by Verizon d/b/a Verizon Long Distance and NYNEX Long Distance; or

(L) activities relating to the foregoing or in substitution for the foregoing by the named entities or any successor thereto.

“Spinco Common Stock” has the meaning set forth in the Recitals.

“Spinco Debt Expenses” means (i) the aggregate amount of all fees and expenses payable to lenders or lenders’ advisors by Spinco or the Surviving Corporation pursuant to the terms of the New Financing (or Alternative Financing) in connection with the consummation of the New Financing (or Alternative Financing) multiplied by (ii) a fraction, the numerator of which is (A) the amount drawn by Spinco under the terms of the New Financing (or Alternative Financing) immediately prior to the Effective Time and the denominator is (B) the sum of the aggregate amount of indebtedness contemplated by the New Financing (or Alternative Financing).

“Spinco Group” means Spinco and the Spinco Subsidiaries.

“Spinco Guarantees” has the meaning set forth in Section 7.4(b).

“Spinco Interim Balance Sheet” means the balance sheet that is part of the Interim Financial Statements (as defined in the Merger Agreement).

“Spinco Liabilities” means, subject to Section 2.1(c), collectively:

(i) all Liabilities of Verizon or any of its Subsidiaries (including Spinco and the Spinco Subsidiaries) to the extent relating to or arising from the Spinco Business, including the Liabilities set forth on the Spinco Interim Balance Sheet (after giving effect for this purpose to any exclusion of Liabilities resulting from application of the principles, methodologies and policies set forth in Section 5.1 of the Disclosure Letter) or arising after the date thereof and the Liabilities of Spinco under the Transaction Agreements;

(ii) all Liabilities to the extent relating to or arising from any Spinco Assets;

(iii) all Liabilities of the Spinco Business in respect of the Transferred Affiliate Arrangements;

(iv) those Liabilities in the Blended Customer Contracts that are assigned to and assumed by the Company pursuant to Section 7.7(e) of the Merger Agreement;

(v) all Liabilities relating to or arising from any Verizon Guarantee; and

(vi) all Liabilities set forth on Section 1.1(f) of the Disclosure Letter.  Notwithstanding the foregoing, Spinco Liabilities shall not include any Liabilities specifically agreed not to be assumed by Spinco under any other Transaction Agreement.  For the avoidance of doubt, Spinco Liabilities do not include Verizon Liabilities.

“Spinco Securities” means the notes to be issued by Spinco to Verizon, as contemplated in Section 2.4 hereof and having the principal terms set forth on Exhibit C hereto and other terms determined in accordance with Section 7.20 of the Merger Agreement.

“Spinco Subsidiaries” means, collectively, the Non-ILEC Spinco Subsidiary and the ILEC Spinco Subsidiary.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Surviving Corporation” has the meaning set forth in the Merger Agreement.

“Target Working Capital” means $50,500,000, provided that such amount will be reduced by the amount, if any, equal to (x) the sum of (i) any amount the Company pays or becomes obligated to pay to a Commitment Party (as defined in the Commitment Letter) pursuant to the fifth paragraph of the fee letter that is part of the Commitment Letter, and (ii) any amount the Company pays or becomes obligated to pay pursuant to the fee letter that is part of the Backstop Commitment, divided by (y) 0.39579.

“Taxes” has the meaning set forth in the Merger Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement entered into on the date hereof, between Verizon, the Company and Spinco, as such agreement may be amended from time to time.

“Telephone Plant” means the plant, systems, structures, regulated construction work in progress, telephone cable (whether in service or under construction), microwave facilities (including frequency spectrum assignment), telephone line facilities, machinery, furniture, fixtures, tools, implements, conduits, stations, substations, equipment (including central office equipment, subscriber station equipment and other equipment in general), instruments and house wiring connections located in the Territory used in the Spinco Business.

“Territory” means the local franchise area of Verizon New England in the states of Maine, Vermont and New Hampshire.

“Total Verizon Shares” means (i) the total number of shares of Verizon Common Stock as of the Record Date plus (ii) the total number of shares of Verizon Common Stock issued to all persons who acquired such Verizon Common Stock pursuant to the exercise of Record Date Options.

“Transaction Agreements” means this Agreement, the Employee Matters Agreement, the Intellectual Property Agreement, the Merger Agreement, the Tax Sharing Agreement, the Idearc Agreements and the Transition Services Agreement.

“Transferred Affiliate Arrangements” means (i) any intercompany trade accounts payable or receivable of the Spinco Business as of the date of the Contribution, including amounts payable by or to Verizon or any Verizon Subsidiaries under Contracts for the provision of billing and collection, network access and other services, (ii) any reimbursements due as of the date of the Contribution in respect of the Spinco Business for corporate services under the pro-rate agreement or other arrangements with Verizon or any Verizon Subsidiary consistent with past practice, (iii) any Transaction Agreement and any arrangement expressly contemplated by a Transaction Agreement, (iv) any Affiliate interconnection Contract or (v) any Contract listed on Section 1.1(g) of the Disclosure Letter.

“Transition Services Agreement” means that Transition Services Agreement entered into on the date hereof, between Verizon and Spinco, as such agreement may be amended from time to time.

“Verizon” has the meaning set forth in the preamble.

“Verizon Assets” means, subject to Section 2.1(c), collectively,

(i) all of the right, title and interest of Verizon and its Subsidiaries in all Assets held by them other than those identified in clauses (i) through (vi) of the definition of Spinco Assets, it being acknowledged that Verizon Assets include (a) all Excluded Contracts (it being agreed that Spinco and the Spinco Subsidiaries shall be permitted to (x) retain any product or license under an Excluded Contract delivered and paid for prior to the Closing in the conduct of the Spinco Business and (y) receive any product or license under an Excluded Contract that was ordered and paid for prior to the Closing in the conduct of the Spinco Business but which shall be delivered after the Closing), (b) all Contracts between Verizon and the Verizon Subsidiaries on one hand and Spinco and the Spinco Subsidiaries on the other hand (other than to the extent they constitute Transferred Affiliate Arrangements), (c) any Asset, other than any customer relationships, of the dial-up and ISP and the consumer or small business long distance portions of the Spinco Business and (d) tangible Assets used exclusively by personnel who are retained by Verizon but who work in one of the work centers or other locations located in the Territory which serve both the Spinco Business and the Verizon Business, all of which are set forth in Section 1.1(h) of the Disclosure Letter.

(ii) all other Assets of Verizon and Verizon Subsidiaries to the extent specifically assigned to or retained by any member of the Verizon Group pursuant to this Agreement or any other Transaction Agreement,

(iii) the capital stock of each Verizon Subsidiary,

(iv) all rights of Verizon under the Transaction Agreements,

(v) all defenses and counterclaims relating to any Liability retained by Verizon or its Affiliates, and

(vi) any additional Assets set forth on Section 1.1(i) of the Disclosure Letter.

“Verizon Business” means all of the businesses and operations conducted by Verizon and the Verizon Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution Date.

“Verizon Common Stock” has the meaning set forth in the Recitals.

“Verizon Group” means Verizon and the Verizon Subsidiaries.

“Verizon Guarantees” has the meaning set forth in Section 7.4(a).

“Verizon Liabilities” means, subject to Section 2.1(c), collectively, (i) all Liabilities of Verizon or any of its Subsidiaries relating to or arising out of the Verizon Business, including the Liabilities of Verizon under the Transaction Agreements, in each case other than the Spinco Liabilities, (ii) all Liabilities in respect of the Transferred Affiliate Arrangements other than the Spinco Liabilities related thereto, (iii) those Liabilities under the Blended Customer Contracts except to the extent assumed by the Company pursuant to Section 7.8(e) of the Merger Agreement, (iv) all Liabilities in respect of Excluded Contracts, (v) all Liabilities set forth on Section 1.1(j) of the Disclosure Letter, (vi) all Liabilities relating to or arising from any Spinco Guarantee, and (vii) all expenses allocated to Verizon pursuant to Section 11.1 of the Merger Agreement, (viii) all obligations in respect of guarantees issued by any member of the Spinco Group prior to the Closing Date in respect of the Verizon Business, (ix) Spinco Debt Expenses, (x) the amount, if any, by which Distribution Date Spinco Indebtedness exceeds $1.7 billion and (xi) Liabilities in respect of claims asserted against any Identified Person as a result of acts or omissions occurring prior to the Distribution.  For the avoidance of doubt, Verizon Liabilities do not include Spinco Liabilities.

“Verizon New England” has the meaning set forth in the Recitals.

“Verizon Subsidiaries” means all direct and indirect Subsidiaries of Verizon immediately after the Distribution Date, assuming that the Distribution has occurred in accordance with the terms hereof.

Section 1.2                                      References to Time.  All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

The Contribution

Section 2.1                                      Transfers of Spinco Assets and Spinco Liabilities.

(a)                                  Subject to Section 2.1(b) and, in the case of Information, Article VIII, on or prior to the Distribution Date, Verizon shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance (i) of the Non-ILEC Spinco Assets and the Non-ILEC Spinco Liabilities to the Non-ILEC Spinco Subsidiary and (ii) of the ILEC Spinco Assets and the ILEC Spinco Liabilities to the ILEC Spinco Subsidiary.  Spinco shall assume or cause the applicable Spinco Subsidiaries to assume, and thereafter timely pay, perform and discharge, when and as due, or cause the applicable Spinco Subsidiaries to thereafter timely pay, perform and discharge, when and as due, all of the Spinco Liabilities.

(b)                                 Nothing in this Agreement (including, for the avoidance of doubt, Section 7.6) shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed until such time as all legal impediments to such transfer or assumption have been removed.  The rights and obligations of the parties in respect of removing such impediments, (including pursuing and obtaining all applicable consents, waivers and approvals in connection with the Contribution) and in respect of such Assets and Liabilities to the extent not transferred on the Distribution Date are set forth in the Merger Agreement and no additional rights or obligations shall be deemed to arise under this Agreement in connection therewith.

(c)                                  The rights and obligations of the parties with respect to Taxes shall be governed exclusively by the Tax Sharing Agreement (and, to the extent applicable, the

Merger Agreement).  Accordingly, items relating to Taxes shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Agreement.  In the event of any inconsistency between this Agreement and the Tax Sharing Agreement, the terms of the Tax Sharing Agreement shall control.  In addition, the rights and obligations of the parties with respect to benefit plans, programs, agreements and arrangements shall be governed exclusively by the Employee Matters Agreement.  Accordingly, assets and liabilities relating to any benefit plans, programs, agreements and arrangements shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Section 2.1.  The rights and obligations of the parties with respect to collective bargaining agreements and practices, including Spinco collective bargaining agreements, memoranda of agreement and memoranda of understanding, and the rights and obligations arising under those contracts and practices on benefit plans, programs, agreements and arrangements shall be treated as Assets or Liabilities for purposes of this Section 2.1, and are described in the Employee Matters Agreement.  In the event of any conflict between this Section 2.1, or any other Section of this Agreement, and the Employee Matters Agreement, the Employment Matters Agreement shall control.

Section 2.2                                      Conveyancing and Assumption Agreements.  In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by this Article II, Verizon and Spinco shall execute, or cause to be executed by the appropriate entities, customary conveyancing and assumption instruments (provided that such instruments shall not impose obligations on any party or grant rights, through representations or otherwise, beyond those set forth in this Agreement).

Section 2.3                                      Certain Resignations.  At or prior to the Distribution Date, Verizon shall cause each employee and director of Verizon and its Subsidiaries who will not be employed by Spinco or a Spinco Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Spinco or any Spinco Subsidiary on which they serve, and from all positions as officers of Spinco or any Spinco Subsidiary in which they serve.  Spinco will cause each employee and director of Spinco and its Subsidiaries who will not be employed by Verizon or any Verizon Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Verizon or any Verizon Subsidiary on which they serve, and from all positions as officers of Verizon or any Verizon Subsidiary in which they serve.

Section 2.4                                      Special Dividend; New Financing; Debt Exchange.

(a)                                  The Spinco Board will establish a Special Dividend record date and will authorize Spinco to pay out of funds legally available therefor the Special Dividend on the Distribution Date to Verizon, as the holder of record of Spinco Common Stock as of the specified record date.  The Special Dividend will be paid to Verizon on the Distribution Date immediately prior to the Distribution.

(b)                                 At or prior to the Distribution Date, Spinco will (i) enter into the agreements associated with the New Financing and use a portion of the proceeds thereof to pay the Special Dividend and (ii) distribute Spinco Securities to Verizon.  The principal amount of the Spinco Securities will be an amount equal to (x) $1.7 billion less (y) the amount of the Special Dividend, with the precise aggregate principal amount of the Spinco Securities to be set forth on a certificate to be delivered by Verizon to Spinco, with a copy to the Company, no later than 30 days prior to the Distribution Date.

(c)                                  The rights and obligations of the parties in respect of pursuing and obtaining the New Financing are set forth in the Merger Agreement and no additional rights or obligations shall be deemed to arise under this Agreement in connection therewith.

(d)                                 The parties acknowledge that Verizon intends to enter into arrangements prior to or following the Distribution Date providing for the exchange of outstanding Spinco Securities for debt obligations of Verizon or its Affiliates or the transfer of Spinco Securities to other Verizon creditors or stockholders (the “Debt Exchange”), provided that the parties further acknowledge that (i) if Verizon desires to consummate the Debt Exchange concurrently with the Distribution, Verizon shall not be obligated to consummate the Distribution unless Verizon shall have entered into such arrangements and the Debt Exchange shall be consummated concurrently with the Distribution and (ii) if Verizon elects not to pursue the Debt Exchange at the time of the Distribution or thereafter, Verizon may dispose of the Spinco Securities in another manner, but will in any event dispose of all of its interest in the Spinco Securities within 360 days following the Distribution Date.

(e)                                  At Verizon’s election, to be exercised by Verizon no later than 15 days prior to the Distribution Date (the “Election”), notwithstanding any other provision of the Transaction Agreements, the following alternative transaction structure may be adopted in lieu of the transaction steps currently described in the Transaction Documents:

(i) the entity referred to as Spinco shall be formed by Verizon New England, instead of by Verizon;

(ii) the Special Dividend shall be a dividend paid by Spinco to Verizon New England, instead of being paid by Spinco to Verizon;

(iii) Spinco Securities shall be notes issued by Spinco to Verizon New England, instead of being issued by Spinco to Verizon,

(iv) the Debt Exchange shall be undertaken by Verizon New England with its creditors or stockholders, instead of being undertaken by Verizon with Verizon’s creditors or stockholders,

(v) Verizon and Verizon New England shall transfer or cause to be transferred to Spinco (or to Subsidiaries thereof) all of the Spinco Assets and Liabilities in such a manner that, immediately prior to the Merger, no assets or liabilities (other than stock or other equity interests in Subsidiaries) shall be held directly by Spinco; and

(vi) Spinco shall be distributed in the Internal Spinoffs and in the Distribution and shall participate in the Merger.

If Verizon makes the Election, all applicable provisions of this Agreement and the other Transaction Agreements shall be amended by the parties thereto as appropriate to reflect the Election.  For example, the definition of the Special Dividend shall be revised to refer to Verizon New England’s estimate of its tax basis in Spinco, instead of Verizon’s estimate of its tax basis in Spinco.

(f)                                    The parties recognize that Spinco and the Company desire that as of the time of the distribution the amount of Current Assets exceeds the amount of Current Liabilities and therefore Verizon agrees to use commercially reasonable efforts to conduct the Spinco Business in a manner that would cause Current Assets to exceed Current Liabilities as of the time of the Distribution.

(g)                                 Verizon shall pay all Spinco Debt Expenses (i) on the Closing Date or (ii) on such subsequent date when the fees and expenses payable to lenders or the lenders’ advisors pursuant to the terms of the New Financing (or Alternative Financing) in connection with the consummation of the New Financing (or Alternative Financing), other than the Spinco Debt Expenses, are paid by the Surviving Corporation.

ARTICLE III

Conditions

Section 3.1                                      Conditions to the Distribution.  The obligations of Verizon pursuant to this Agreement to effect the Distribution shall be subject to the fulfillment (or waiver by Verizon) on or prior to the Distribution Date (provided that certain of such conditions will occur substantially contemporaneous with the Distribution) of each of the conditions set forth in Section 8.1 and Section 8.2 of the Merger Agreement, except the consummation of the Contribution and the Distribution and the other transactions contemplated hereby.

Section 3.2                                      Waiver of Conditions.  To the extent permitted by applicable Law, the condition set forth in Section 3.1 hereof may be waived in the sole discretion of Verizon.  The condition set forth in Section 3.1 is for the sole benefit of Verizon and shall not give rise to or create any duty on the part of Verizon to waive or not waive any such conditions.

ARTICLE IV

The Distribution

Section 4.1                                      Record Date and Distribution Date.  Subject to the satisfaction, or to the extent permitted by applicable Law, waiver, of the conditions set forth in Section 3.1, the Board of Directors of Verizon, consistent with the Merger Agreement and Delaware law, shall establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution.

Section 4.2                                      Spinco Reclassification.  Immediately prior to the Distribution Date, Verizon and Spinco shall take all actions necessary to issue to Verizon such number of shares of Spinco Common Stock, including, if applicable, by reclassifying the outstanding shares of Spinco Common Stock or by declaring a dividend payable to Verizon in shares of Spinco Common Stock (the “Reclassification”), for the purpose of increasing the outstanding shares of Spinco Common Stock such that, immediately prior to the Distribution Date, Spinco will have an aggregate number of shares of Spinco

Common Stock to be determined by Verizon and Spinco prior to the Distribution Date, all of which will be held by Verizon.

Section 4.3                                      The Agent.  Prior to the Distribution Date, Verizon shall enter into an agreement with the Agent on terms reasonably satisfactory to Spinco and the Company providing for, among other things, the distribution to the holders of Verizon Common Stock in accordance with this Article IV of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution will be converted pursuant to the Merger.

Section 4.4                                      Delivery of Shares to the Agent.  At or prior to the Distribution Date, Verizon shall authorize the book-entry transfer by the Agent of all of the outstanding shares of Spinco Common Stock to be distributed in connection with the Distribution.  After the Distribution Date, upon the request of the Agent, Spinco shall provide all book-entry transfer authorizations that the Agent shall require in order to effect the distribution of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution will be converted pursuant to the Merger.

Section 4.5                                      The Distribution.  Upon the terms and subject to the conditions of this Agreement, following consummation of the Reclassification, Verizon shall declare and pay the Distribution consisting of:

(i) to the holders of shares of Verizon Common Stock as of the Record Date, such percentage of the total number of shares of Spinco Common Stock held by Verizon as of the time of the Distribution as is equal to a fraction, the numerator of which is the number of Total Verizon Shares held by such holders as of the Record Date and the denominator of which is the number of Total Verizon Shares; and

(ii) to the holders of shares of Verizon Common Stock who acquired such Verizon Common Stock pursuant to the exercise of Record Date Options, such percentage of the total number of shares of Spinco Common Stock held by Verizon as of the time of the Distribution as is equal to a fraction, the numerator of which is the number of Total Verizon Shares held by such holders that were acquired pursuant to the exercise of Record Date Options and the denominator of which is the number of Total Verizon Shares.

At the Effective Time (as defined in the Merger Agreement), all such shares of Spinco Common Stock shall be converted into the right to receive shares of Company

Common Stock pursuant to, and in accordance with the terms of, the Merger Agreement, immediately following which the Agent shall distribute by book-entry transfer in respect of the outstanding shares of Verizon Common Stock held by (x) holders of record of Verizon Common Stock on the Record Date and (y) persons who acquired Verizon Common Stock pursuant to the exercise of Record Date Options, all of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution have been converted pursuant to the Merger.  The Agent shall make cash payments in lieu of any fractional shares resulting from the conversion of Spinco Common Stock into Company Common Stock in the Merger pursuant to the terms of the Merger Agreement.

ARTICLE V

Post Closing Adjustments

Section 5.1                                      Post-Closing Adjustments.

(a)                                  Within 90 days after the Closing Date, Verizon shall cause to be prepared and delivered to the Surviving Corporation a statement derived from the books and records of Verizon and its Affiliates (the “Closing Statement”), setting forth Distribution Date Working Capital, including reasonable detail regarding the calculation thereof.  The Distribution Date Working Capital shall be calculated in accordance with GAAP, consistently applied, using the same accounting principles, methodologies and policies used in the preparation of the Spinco Audited Balance Sheet, pro forma for the completion of the Contribution, as modified by the principles, methodologies and policies set forth in Section 5.1 of the Disclosure Letter.

(b)                                 Verizon shall give the Surviving Corporation and each of its Representatives access at all reasonable times and on reasonable advance notice to Verizon’s books and records to the extent reasonably required to permit the Surviving Corporation to review the Closing Statement.  Within 60 days after receipt of the Closing Statement, Surviving Corporation shall, in a written notice to Verizon, describe in reasonable detail any proposed adjustments to the items set forth on the Closing Statement and the reasons therefor (it being agreed that the only permitted reasons for such adjustments shall be mathematical error or the failure to compute items set forth therein in accordance with this Article V).  Surviving Corporation shall have the right to discuss the Closing Statement with Verizon’s accountants, it being understood that in connection with such discussion, Surviving Corporation will not have access to the work papers of such accountants.  If Verizon shall not have received a notice of proposed adjustments (provided that any and all proposed adjustments to the calculation of

Distribution Date Working Capital must in the aggregate exceed One Hundred Thousand Dollars ($100,000) or more) within such 60 day period, Surviving Corporation will be deemed to have accepted irrevocably such Closing Statement.

(c)                                  Verizon and Surviving Corporation shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Statement, during the 30 days following Verizon’s receipt of the proposed adjustments.  If the parties are unable to resolve such dispute within such 30 day period, then, at the written request of either party (the “Dispute Resolution Request”), each party shall appoint a knowledgeable, responsible representative to meet in person and negotiate in good faith to resolve the disputed matters.  The parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues.  Such negotiations shall take place during the 15 day period following the date of the Dispute Resolution Request.  If the business representatives resolve the dispute, such resolution shall be memorialized in a written agreement (the “Final Closing Statement”), executed within five days thereafter.  If the business representatives do not resolve the dispute, within five days Surviving Corporation and Verizon shall jointly select a nationally recognized independent public accounting firm (which is not the regular independent public accounting firm of either Verizon or Surviving Corporation) to arbitrate and resolve such disputes, which resolution shall be final, binding and enforceable in accordance with Section 10.12.  If Surviving Corporation and Verizon do not jointly select such firm within five days, a nationally recognized accounting firm shall be selected by lot from among those nationally recognized firms which are not the regular firm of either Verizon or Surviving Corporation.  Such accounting firm shall arbitrate and resolve such dispute based solely on the written submission forwarded by Verizon and Surviving Corporation and shall only consider whether the Closing Statement was prepared in accordance with the standards set forth herein and (only with respect to disputed matters submitted to the accounting firm) whether and to what extent the Closing Statement requires adjustment.  The fees and expenses of such accounting firm shall be shared by Surviving Corporation and Verizon in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Surviving Corporation and Verizon, respectively.

(d)                                 If the amount of the Distribution Date Working Capital, as set forth in the Final Closing Statement (the “Final Distribution Date Working Capital”) exceeds the Target Working Capital, the Surviving Corporation shall pay to Verizon an amount equal to such excess and if the amount of the Final Distribution Date Working Capital is less than the Target Working Capital, Verizon shall pay to the Surviving Corporation an amount equal to such deficit.

(e)                                  Any amounts payable pursuant to Section 5.1(d) above shall be made via wire transfer of immediately available funds within five Business Days after the date upon which the Closing Statement becomes a Final Closing Statement.  All such amounts shall bear interest from the Distribution Date through but excluding the date of payment, at the Applicable Rate.  Such interest shall accrue daily on the basis of a 365 day year calculated for the actual number of days for which payment is due and such payment shall be payable together with the amount payable pursuant to this Section 5.1.

ARTICLE VI

Transaction Agreements

Section 6.1                                      Transaction Agreements.  Subject to the terms and conditions set forth herein no later than the Distribution Date, Verizon and Spinco (and/or other Subsidiaries of Verizon, as applicable) shall each execute and deliver each of the Transaction Agreements to which it is a party.

ARTICLE VII

Additional Covenants

Section 7.1                                      Survival; Exclusive Remedy.  The covenants and agreements contained herein to be performed following the Closing shall survive the Effective Time in accordance with their respective terms and all other terms shall expire as of the Effective Time (other than the obligation to convey the Spinco Assets and the Spinco Liabilities in accordance with Section 2.1).  The parties hereby agree that the sole and exclusive remedy for any claim (whether such claim is framed in tort, contract or otherwise), arising out of a breach of this Agreement shall be asserted pursuant to Section 10.2 of the Merger Agreement (or if this Agreement and the Merger Agreement are terminated, Section 9.2 of the Merger Agreement) and only to the extent expressly contemplated therein.  For the avoidance of doubt, Section 10.2 of the Merger Agreement is acknowledged to provide for equitable relief to the extent the requisite showing is made under applicable law of the inadequacy of the payment of money damages thereunder.

Section 7.2                                      Mutual Release.  Effective as of the Distribution Date and except as otherwise specifically set forth in the Transaction Agreements, each of Verizon, on behalf of itself and each of the Verizon Subsidiaries, on the one hand, and Spinco, on behalf of itself and each of the Spinco Subsidiaries, on the other hand, hereby releases and forever discharges the other party and its Subsidiaries, and its and their respective officers, directors, managers or other persons acting in a similar capacity, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which exist or arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Distribution Date whether or not known on the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution and the Distribution; provided, however, that the foregoing general release shall not apply to (i) any Liabilities or other obligations (including Liabilities with respect to payment, reimbursement, indemnification or contribution) under the Merger Agreement, this Agreement or the other Transaction Agreements or any Contracts (as defined therein) contemplated thereby, or assumed, transferred, assigned, allocated or arising under any of the Merger Agreement, this Agreement or the other Transaction Agreements or any Contract contemplated thereby in each case subject to the terms thereof (including any Liability that the parties may have with respect to payment, performance, reimbursement, indemnification or contribution pursuant to the Merger Agreement, this Agreement or any other Transaction Agreement or any Contract contemplated thereby), and the foregoing release will not affect any party’s right to enforce the Merger Agreement, this Agreement or the other Transaction Agreements or the Contracts contemplated thereby in accordance with their terms or (ii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 7.2 (provided, that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any such Person with respect to any Liability to the extent such Person would be released with respect to such Liability by this Section 7.2 but for this clause (ii)).  Each party to this Agreement agrees, for itself and each member of its Group, not to make any claim or demand or commence any action or assert any claim against any member of the other Party’s Group with respect to the Liabilities released pursuant to this Section 7.2.

Section 7.3                                      Intercompany Agreements; Intercompany Accounts.

(a)                                  Except for the Transaction Agreements, any agreements entered into pursuant to the Merger Agreement including without limitation pursuant to Section 7.8 thereof, and the Transferred Affiliate Arrangements, all contracts, licenses, agreements, commitments and other arrangements, formal and informal, between any member of the Verizon Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date, shall terminate as of the close of business on the day prior to the Distribution Date.  No such terminated agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date and all parties shall be released from all obligations thereunder.  From and after the Distribution Date, no member of either Group shall have any rights under any such terminated agreement with any member of the other Group, except as specifically provided herein or in the other Transaction Agreements.

(b)                                 Effective immediately prior to the Distribution Date, all intercompany cash management loan balances between Verizon and the Verizon Subsidiaries, on one hand, and Spinco and the Spinco Subsidiaries, on the other hand, shall be canceled.

Section 7.4                                      Guarantee Obligations and Liens.

(a)                                  Verizon and Spinco shall, upon Verizon’s request, cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to:  (x) terminate, or to cause Spinco, as the appropriate member of the Spinco Group, to be substituted in all respects for Verizon or the applicable member of the Verizon Group in respect of, all obligations of any member of the Verizon Group under any Spinco Liabilities identified by Verizon for which such member of the Verizon Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including any Spinco financial instrument) (“Verizon Guarantees”), and (y) terminate, or to cause Spinco Assets to be substituted in all respects for any Verizon Assets in respect of, any liens or encumbrances identified by Verizon on Verizon Assets which are securing any Spinco Liabilities.  If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of Verizon, from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Verizon Group is or may be liable or for which any Verizon Asset is or may be encumbered unless all obligations of the Verizon Group and all liens and encumbrances on any Verizon Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Verizon.

(b)                                 Verizon and Spinco shall, upon Spinco’s request, cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to:  (x) terminate, or to cause a member of the Verizon Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any Verizon Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including any Verizon financial instrument) (“Spinco Guarantees”), and (y) terminate, or to cause Verizon Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any Verizon Liabilities.  If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of Spinco, from and after the Distribution Date, Verizon shall not, and shall not permit any member of the Verizon Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.

Section 7.5                                      Insurance.

(a)                                  Notwithstanding any other provision of this Agreement, from and after the Distribution Date, Spinco and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i)  Verizon will use its reasonable best efforts, at Spinco’s request, to assert claims on behalf of Spinco and the Spinco Subsidiaries for any loss, liability or damage identified by Spinco with respect to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii)  Verizon will use its reasonable best efforts to obtain from the relevant third-party insurer an assignment to Spinco of any rights to prosecute claims identified by Spinco properly asserted with respect to Spinco Assets or Spinco Liabilities with an insurer prior to the Distribution Date under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of both clauses (i) and (ii) above, (A) all of Verizon’s and each Verizon Subsidiary’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco (it being agreed that Verizon will not incur material expenditures above reasonable amounts specified by Spinco unless authorized by Spinco), (B) Verizon and the Verizon Subsidiaries may, at any time, without liability or obligation to Spinco or any Spinco Subsidiary (other than as set forth in Section 7.5(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy.

(b)                                 Verizon will use its reasonable best efforts to recover damages or to assist Spinco in connection with any efforts by Spinco to recover damages, as the case may be, under any Policy with respect to the Spinco Business for incidents occurring prior to the Distribution Date; provided, that all of Verizon’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco (it being agreed that Verizon will not incur material expenditures above reasonable amounts specified by Spinco unless authorized by Spinco).

(c)                                  If an extended reporting period for Claims Made Policies is available for Verizon to purchase, if the Surviving Corporation requests following the Closing Date, Verizon shall cause to be purchased at the Surviving Corporation’s expense an extended reporting period with respect to such insurance for the benefit of Spinco and the Spinco Subsidiaries as insureds.

(d)                                 In the event that a Policy provides coverage for both Verizon and/or a Verizon Subsidiary, on the one hand, and the Spinco Business, Spinco Assets and Spinco Liabilities, on the other hand, relating to the same occurrence: (i) Verizon agrees to jointly defend Spinco and/or any applicable Spinco Subsidiaries where no conflicts exist between the parties; and (ii) Spinco shall pay that portion of all out-of-pocket fees and expenses, in excess of any insurance and/or insurance reimbursement, attributable to the Spinco Assets and Spinco Liabilities.

(e)                                  The obligations of Verizon and its Subsidiaries under this Section 7.5 shall terminate on the seventh anniversary of the Effective Time.

Section 7.6                                      Subsequent Transfers.  In the event that at any time during the 18-month period following the Distribution Date, a member of the Verizon Group becomes aware that it possesses any Spinco Assets (except (i) for assets, rights and properties provided by members of the Verizon Group pursuant to the Transition Services Agreement or (ii) as otherwise contemplated by the Transaction Agreements), Verizon shall cause the prompt transfer of such assets, rights or properties to Spinco.  Prior to any such transfer, Verizon shall hold such Spinco Asset in trust for Spinco.  In the event that at any time during the 18-month period following the Distribution Date, a member of the Spinco Group becomes aware that it possesses any Verizon Assets (except as otherwise contemplated by the Transaction Agreements), the Spinco Group shall cause the prompt transfer of such assets, rights or properties to Verizon or a member of the Verizon Group.  Prior to any such transfer, the Spinco Group shall hold such Verizon Asset in trust for Verizon.

Section 7.7                                      Further Assurances.  From time to time after the Distribution Date, and for no further consideration, each of the parties shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary to consummate and make effective the transactions contemplated by this Agreement; provided, that no such documents or instruments shall impose obligations on any party broader than or additive to those in any Transaction Agreement.

ARTICLE VIII

Access to Information

Section 8.1                                      Provision of Information.  Notwithstanding anything herein to the contrary, the parties agree that the obligation of Verizon to deliver Information that is part of the Spinco Assets to Spinco from and after the Distribution will be governed by this Article VIII.  Subject to the terms of this Article VIII,

(a)                                  No later than five Business Days following the Closing Date, Verizon shall deliver to Spinco at the address specified for notices to the Company in the Merger Agreement (or to such other address in the continental United States as may be designated by the Company to Verizon no less than 10 days prior to the Distribution Date), (i) copies of the Information constituting Spinco Assets that are continuing property records, (ii) copies of the Information constituting Spinco Assets that is contained in the data room located in Irving, Texas on the date hereof, and such additional Information constituting Spinco Assets that is in the same general categories as the existing Information in such data room and is added to the data room by Verizon (using reasonable commercial efforts to do so) immediately prior to the Closing Date and (iii) minute books and organizational documents of Spinco and the Spinco Subsidiaries.

(b)                                 Following the Closing Date, Verizon shall deliver or make available to Spinco from time to time upon the request of Spinco following the Distribution Date Information not provided pursuant to Section 8.1(a) relating directly to the Spinco Assets, the Spinco Business, or the Spinco Liabilities that consist of: (i) active Contracts, (ii) active litigation files and (iii) all other Information that constitutes Spinco Assets or relates directly to any Spinco Liability, in each case to the extent they are material to the conduct of the Spinco Business following the Distribution Date.  Verizon in good faith will also consider providing upon the request of Spinco from time to time following the Distribution Date other Information relating directly to the Spinco Assets, the Spinco Business or the Spinco Liabilities, but it shall be under no obligation to do so.  Subject to Section 8.5, Verizon may retain complete and accurate copies of such Information.  The costs and expenses incurred in the identification, isolation and provision of Information to the Spinco Group shall be paid for by the Spinco Group, provided that to the extent any Information exists in paper form, other than pre-Distribution billing Information, Verizon shall provide copies of same without charge.  Information shall be provided as promptly as practicable upon request, with due regard for other commitments of Verizon personnel and the materiality of the information to Spinco (including the need to comply with any “Order” or any “Law” (each as defined in the Merger Agreement)).

(c)                                  Notwithstanding anything in this Agreement to the contrary, (x) the provision of returns and other Information relating to Tax matters shall be governed by the Tax Sharing Agreement and the Transition Services Agreement and not this Agreement, (y) the provision of Information relating to personnel and personnel maters will be governed by the Transition Services Agreement and the Employee Matters Agreement and not this Agreement and (z) the ownership and use of any Information that constitutes an Intellectual Property Asset shall be governed by the Intellectual Property Agreement.

Section 8.2                                      Privileged Information.

(a)                                  Each party hereto acknowledges that:  (i) each of Verizon and Spinco (and the members of the Verizon Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting each or both of Verizon and Spinco; (iii) both Verizon and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution Spinco Business or Verizon Business or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date; and (iv) both Verizon and Spinco intend that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b)                                 Each of Verizon and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution Spinco Business or Verizon Business, as applicable, or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Verizon and Spinco shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution Spinco Business or Verizon Business, as applicable.  In the event of a disagreement between any member of the Verizon Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by law and so certified as provided in the first sentence of this paragraph.

(c)                                  Upon any member of the Verizon Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution Spinco Business or Verizon Business, as applicable, or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date, the recipient of the notice shall as promptly as practicable provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed and the proposed date of disclosure.  In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the parties shall cooperate to assert all defenses to disclosure claimed by either party’s Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

Section 8.3                                      Production of Witnesses.  Subject to Section 8.2, after the Distribution Date, each of Verizon and Spinco shall, and shall cause each member of its respective Group to make available to Spinco or Verizon or any member of the Spinco Group or of the Verizon Group, as the case may be, upon reasonable prior written request, such Group’s directors, managers or other persons acting in a similar capacity, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution Spinco Business or Verizon Business, as applicable, or, in the case of the Spinco Group, relating to or in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date.  The costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.

Section 8.4                                      Retention of Information.  Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Verizon and Spinco shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party’s Group’s possession or under its control, relating directly and primarily to the pre-Distribution business, Assets or Liabilities of the other party’s Group for so long as such Information is retained pursuant to such party’s general document retention policies as of such time or such later date as may be required by law, except that if, prior to the expiration of such period, any member of either party’s Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days’ prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.  This Section 8.4 shall not apply to Information referred to in clauses (x) and (y) of Section 8.1(c).

Section 8.5                                      Confidentiality.  Subject to Section 8.2, which shall govern Privileged Information, from and after the Distribution Date, each of Verizon and Spinco shall hold, and shall use commercially reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party’s Group obtained by it or furnished to it by such other party’s Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 8.5, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Verizon Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person’s counsel, by other requirements of law or regulation including without limitation filing requirements with the U.S. Securities and Exchange Commission, or (b) such party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror.  Notwithstanding the foregoing, each of Verizon and Spinco shall be deemed to have satisfied its obligations under this Section 8.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

Section 8.6                                      Cooperation with Respect to Government Reports and Filings.  Verizon, on behalf of itself and each member of the Verizon Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the Verizon Group, with such cooperation and Information (with regard to Verizon and the Verizon Group, with respect to the Spinco Business only) as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the pre-Distribution business of the Verizon Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date.  Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any government authority which relate to the Verizon Group, in the case of the Spinco Group, or the Spinco Group, in the case of the Verizon Group.  All cooperation provided under this section shall be provided at the expense of the party requesting such cooperation.  Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

ARTICLE IX

No Representations or Warranties

Section 9.1                                      No Representations or Warranties.  Except as expressly set forth in any Transaction Agreement, Spinco and Verizon understand and agree that no member of the Verizon Group is representing or warranting to Spinco or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities.  Except as expressly set forth in the Merger Agreement, Verizon and Spinco understand and agree that no member of the Spinco Group is representing or warranting to Verizon or any member of the Verizon Group in any way as to the Verizon Assets, the Verizon Business or the Verizon Liabilities.

ARTICLE X

Miscellaneous

Section 10.1                                Complete Agreement.  This Agreement, the Exhibits and the Disclosure Letter hereto, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  The Disclosure Letter delivered pursuant hereto is expressly made a part of, and incorporated by reference into, this Agreement.  In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall be applicable.

Section 10.2                                Expenses.  All fees and expenses and any other costs incurred by the parties in connection with the transactions contemplated hereby and by the Transaction Agreements shall be paid as set forth in Section 11.1 of the Merger Agreement.

Section 10.3                                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws principles.

Section 10.4                                Notices.  Prior to the Closing under the Merger Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five Business Days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at such addresses as may be specified by the parties from time to time.  Following the Closing notices shall be sent to Verizon and the Company (as successor by merger to Spinco) in accordance with Section 11.2 of the Merger Agreement, or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

Section 10.5                                Amendment and Modification.  This Agreement may be amended, modified or supplemented, and any provision hereunder may be waived, prior to the Effective Time, only by a written agreement signed by the parties hereto.

Section 10.6                                Successors and Assigns; No Third-Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties and a Company Consent.  This Agreement is solely for the benefit of Verizon, Spinco and the Company and their respective Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

Section 10.7                                Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.8                                Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.9                                Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Section 10.10                          References; Construction.  References to any “Article,” “Exhibit,” or “Section,” without more, are to Articles, Exhibits and Sections to or of this Agreement.  Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

Section 10.11                          Termination.  Notwithstanding any provision hereof, in the event of termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution by and in the sole discretion of Verizon.  In the event of such termination, no party hereto or to any other Transaction Agreement (other than the Merger Agreement to the extent provided therein) shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement to the extent provided therein).

Section 10.12                          Consent to Jurisdiction and Service of Process.  THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED.  IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE

ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF THE UNITED STATES LOCATED IN THE STATE OF NEW YORK, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.  IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK.  NOTWITHSTANDING THIS SECTION 10.12, ANY DISPUTE REGARDING THE CLOSING STATEMENT SHALL BE RESOLVED IN ACCORDANCE WITH ARTICLE V HEREOF; PROVIDED THAT SUCH ARTICLE V MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH TERMS OF THIS SECTION 10.12.

Section 10.13                          Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.14                          Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
	Name:	John W. Diercksen
	Title:	Executive Vice President—Strategy,
Development and Planning

NORTHERN NEW ENGLAND
SPINCO INC.

By:	/s/ Stephen E. Smith
	Name:	Stephen E. Smith
	Title:	Vice President